NAME OF REGISTRANT:
Franklin High Income Trust
File No. 811-1608

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

The Registrant offers four classes of shares:
AGE High Income Fund - Class A, AGE High Income
Fund - Class B, AGE High Income Fund - Class C, and AGE High Income Fund - Advisor Class. Before
January 1, 1999, Class A shares were designated
Class I and Class C shares were designated Class II.
The Registrant began offering Class B shares on January 1, 1999. Additional classes of shares may be offered in the future.

Shares of each class represent proportionate
interests in the assets of the Registrant and have
the same voting and other rights and preferences as
any other class of the Registrant for matters that
affect the Registrant as a whole. For matters that
only affect one class, however, only shareholders
of that class may vote. Each class will vote
separately on matters affecting only that class, or
expressly required to be voted on separately by
state or federal law.
wpdoc2\nsar\1999\105 -77i.doc                                   7/8/99